Exhibit 99.1
PRESS RELEASE

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701 (432) 684-3727		Manager of Investor Relations
http://www.plll.com		cindyt@plll.com
PARALLEL PETROLEUM ANNOUNCES PRODUCTION AND WORK-IN-PROGRESS UPDATES
AND A CHANGE IN ITS METHOD OF RECOGNIZING PROVED UNDEVELOPED RESERVES
RELATED TO ITS HORIZONTAL GAS PROJECTS AS OF MARCH 31, 2007
MIDLAND, Texas, (BUSINESS WIRE), July 18, 2007 — Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its estimated second quarter 2007 production, work-in-progress well operations, a change in its method of recognizing proved undeveloped (PUD) reserves related to its horizontal drilling gas projects and revised proved reserves as of March 31, 2007.
Estimated Second Quarter 2007 Production
Parallel’s estimated net daily production for the second quarter ended June 30, 2007 averaged 6,035 equivalent barrels of oil per day (BOEPD), an increase of 3% when compared to an average of 5,859 BOEPD during the first quarter ended March 31, 2007. The Company’s two emerging resource gas projects increased 12%, from 2,079 to 2,326 BOEPD, due to increased drilling and completion activity. This increase was partially offset by a 7% decrease in the Company’s short-life South Texas gas properties, from 552 to 513 BOEPD, due to the divestiture of non-core assets and normal decline, and a 1% decrease in the Company’s long-life Permian Basin oil projects, from 3,228 to 3,196 BOEPD, due to normal decline on base production and limited development activity during the second quarter 2007.
During the first week of July 2007, 3 gross (1.1 net) Barnett Shale wells were turned to sales at an estimated combined initial test rate of 10,500 gross (2,900 net) Mcf of gas per day, or 483 net BOEPD, and 2 gross (1.7 net) Wolfcamp wells were turned to sales at an estimated combined initial test rate of 2,700 gross (1,800 net) Mcf of gas per day, or 300 net BOEPD. Due to the uncertainties associated with dates of first commercial production, the nature of initial test data, and the natural decline rates associated with the Company’s historical base production, management cautions investors not to combine initial test data with actual historical production for the purpose of estimating the Company’s current net daily production or place undue reliance on initial test data.
Work-in-Progress Well Operations
As of July 12, 2007, the Company had 20 gross (8.5 net) wells in progress, including 13 gross (5.3 net) wells that were shut-in awaiting pipeline, completing or awaiting completion, and 7 gross (3.2 net) wells that were drilling. Of the 13 wells that were shut-in awaiting pipeline, completing or awaiting completion, 11 gross (3.7 net) were in the Barnett Shale and 2 gross (1.6 net) were in the Wolfcamp. Of the 7 wells that were drilling, 4 gross (1.4 net) were drilling in the Barnett Shale and 3 gross (1.8 net) were drilling in the Wolfcamp.
Change in Method of Recognizing PUD Reserves Related to Horizontal Drilling Gas Projects
Parallel has changed its method of recognizing PUD reserves related to its horizontal drilling gas projects as of March 31, 2007. Under this new method, which the Company believes conforms with regulatory requirements applicable to “horizontal well” reserve booking practices for publicly-owned exploration and production companies, estimates of PUD reserves from future horizontal wells will be limited to two parallel offset wells to a productive horizontal well, unless productive continuity is demonstrated through pressure communication between wells more than an offset location away and on either side of a future horizontal well.
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Parallel Petroleum Announces Production and Work-in-Progress Updates
And a Change in Its Method of Recognizing PUD Reserves
Related to Its Horizontal Gas Projects as of March 31, 2007
July 18, 2007

THE FOLLOWING ILLUSTRATION DEPICTS PARALLEL’S NEW AND OLD METHODS OF RECOGNIZING PUD RESERVES RELATED TO ITS HORIZONTAL DRILLING GAS PROJECTS.
Management Comments
Larry C. Oldham, Parallel’s President commented, “Our second quarter volumes increased only 3% over the first quarter volumes due to the timing of wells being completed and brought online. Based on work-in-progress well operations as of July 12, 2007, we expect production to increase during the third quarter as we bring new wells online in the Barnett Shale and Wolfcamp. In addition, we expect to resume our infill development activity on our long-life Permian Basin oil properties during the third quarter.”
Oldham added, “In our two resource gas plays, a horizontal producing well potentially has eight direct offsets. However, we are recognizing no more than two direct parallel offsets as PUD reserves. This new method of recognizing PUD reserves associated with our horizontal drilling projects does not change our view of the quality of our projects or the number of potential drilling locations. The change in method affected only our New Mexico Wolfcamp PUD reserves as of March 31, 2007; it had no effect on our reserves in other areas, including our Barnett Shale reserves, and it had no effect on our financial statements. As stated earlier in this press release, we believe this change in method of recognizing PUD reserves conforms with regulatory requirements applicable to ‘horizontal well’ reserve booking practices for publicly-owned exploration and production companies.”
Revised Proved Reserves as of March 31, 2007
As of March 31, 2007, on its New Mexico Wolfcamp gas project, the Company had 40 gross (17.1 net) PDP wells and had recognized 36 gross (20.7 net) associated PUD locations. As a result of the new method discussed above, these New Mexico PUD locations have been revised from 36 gross (20.7 net) to 15 gross (8.7 net) PUD locations as of March 31, 2007. Total proved reserve volumes decreased approximately 6% as of that same date, and the effect on the Standardized Measure of Discounted Future Net Cash Flows was less than 1%. This new method had no effect on reserves in other areas including the Barnett Shale PUD reserves as of March 31, 2007.
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Parallel Petroleum Announces Production and Work-in-Progress Updates
And a Change in Its Method of Recognizing PUD Reserves
Related to Its Horizontal Gas Projects as of March 31, 2007
July 18, 2007

The revised March 31, 2007 proved reserves were 49% proved developed producing (PDP), 3% proved developed non-producing (PDNP), and 48% proved undeveloped (PUD). Approximately 80% of the PUD reserves are assigned to the Company’s Permian Basin long-life oil properties and 20% are assigned to its two resource gas projects. The March 31, 2007 proved reserves by volume were 76% oil and 24% natural gas. Please refer to Table 1 below for information pertaining to total proved reserves by category as of March 31, 2007. The table shows the effect of the revisions to the PUD and total proved reserves.
The Company’s Permian Basin long-life oil projects represented approximately 85% of its proved reserves value (before income taxes), and its two resource gas projects represented approximately 12% of such value. The NYMEX price per barrel was $65.88 and the NYMEX price per Mcf of natural gas was $7.48 as of March 31, 2007. Please refer to Table 2 below for detail of proved reserves by area/property as of March 31, 2007.
The following Table 1 represents Parallel’s revised total proved reserves by category and the Standardized Measure of Discounted Future Net Cash Flows as of March 31, 2007.
TABLE 1
REVISED PROVED RESERVES AS OF MARCH 31, 2007

	ORIGINAL	REVISED
	March 31,	March 31,	Percentage
	2007 (1)	2007 (1)	Change
Total Proved Reserves:
Oil (MMBbls)	28.7	28.7	0%
Gas (Bcfg)	68.7	55.1	(20)%
MMBOE	40.2	37.9	(6)%

SEC Reserve Categories:
PDP (MMBOE) (2)	18.5	18.5	0%
PDNP (MMBOE) (3)	1.2	1.2	0%
PUD (MMBOE) (4)	20.5	18.2	(11)%

Total Proved Reserves (MMBOE)	40.2	37.9	(6)%

Standardized Measure of Discounted Future Net Cash Flows ($MM) (5)	$403	$401	(0)%

NYMEX prices:
Per Bbl of oil	$65.88	$65.88	0%
Per Mcf of natural gas	$7.48	$7.48	0%

Realized prices:
Per Bbl of oil	$59.26	$59.26	0%
Per Mcf of natural gas	$6.42	$6.42	0%

(1)	Based on independent reserve studies prepared by Cawley, Gillespie & Associates, Inc., our independent petroleum engineers.

(2)	PDP is proved developed producing reserves.

(3)	PDNP is proved developed non-producing reserves.

(4)	PUD is proved undeveloped reserves.

(5)	The Standardized Measure of Discounted Future Net Cash Flows as of March 31, 2007 has been calculated utilizing the estimated future income tax rate as of December 31, 2006.
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Parallel Petroleum Announces Production and Work-in-Progress Updates
And a Change in Its Method of Recognizing PUD Reserves
Related to Its Horizontal Gas Projects as of March 31, 2007
July 18, 2007

Revised Proved Reserves by Area/Property as of March 31, 2007
The following Table 2 represents Parallel’s revised proved reserves, on a property basis, and the estimated Standardized Measure of Discounted Future Net Cash Flows as of March 31, 2007.
TABLE 2
REVISED PROVED RESERVES BY AREA/PROPERTY AS OF MARCH 31, 2007

	Revised Proved Reserves as of 03-31-07 (1)
	PDP (2)		PDNP (3)		PUD (4)		Total Proved
		PV-10%		PV-10%		PV-10%		PV-10%	% of
AREA/PROPERTY	MMBOE	($MM)	MMBOE	($MM)	MMBOE	($MM) (5)	MMBOE	($MM)	PV-10%

Resource Projects
Barnett Shale	1.56	$26.4	—	$—	1.99	$15.2	3.55	$41.6	7.4%
New Mexico Wolfcamp	1.05	16.0	0.33	4.2	1.59	2.5	2.97	22.7	4.1%

Total Resource Projects	2.61	$42.4	0.33	$4.2	3.58	$17.7	6.52	$64.3	11.5%

Permian Basin of West Texas
Fullerton San Andres	9.25	$163.4	0.05	$1.7	0.43	$7.0	9.73	$172.1	30.9%
Carm-Ann San Andres/N. Means Queen	1.80	35.0	0.29	7.2	5.87	43.5	7.96	85.7	15.4%
Harris San Andres	2.04	43.1	0.29	6.8	6.19	77.7	8.52	127.6	22.9%
Diamond M Shallow	0.36	2.8	0.18	5.5	1.44	28.4	1.98	36.7	6.6%
Diamond M Canyon Reef	0.71	12.4	—	—	0.74	23.5	1.45	35.9	6.4%
Other Permian Basin	0.98	15.3	—	—	—	—	0.98	15.3	2.8%

Total Permian Basin	15.14	$272.0	0.81	$21.2	14.67	$180.1	30.62	$473.3	85.0%

Onshore Gulf Coast of South Texas
Yegua/Frio	0.47	$10.8	0.04	$1.2	0.03	$0.4	0.54	$12.4	2.2%
Wilcox	0.17	4.7	—	—	—	—	0.17	4.7	0.9%
Cook Mountain	0.08	2.3	—	—	—	—	0.08	2.3	0.4%

Total Gulf Coast	0.72	$17.8	0.04	$1.2	0.03	$0.4	0.79	$19.4	3.5%

GRAND TOTAL	18.47	$332.2	1.18	$26.6	18.28	$198.2	37.93	$557.0	100.0%

Estimated Future Income Taxes (6)		(96.6)		(7.3)		(52.1)		(156.0)

Estimated Standardized Measure of Discounted Future Net Cash Flows		$235.6		$19.3		$146.1		$401.0

(1)	Based on independent reserve study by Cawley, Gillespie & Associates, Inc. utilizing NYMEX prices of $65.88 per barrel of oil and $7.48 per Mcf of natural gas, and realized average prices of $59.26 per barrel of oil and $6.42 per Mcf of natural gas, as of March 31, 2007.

(2)	PDP is proved developed producing reserves.

(3)	PDNP is proved developed non-producing reserves.

(4)	PUD is proved undeveloped reserves.

(5)	The development of these PUD reserves will require, over the next three years, approximately $128.2 million of capital investment, which has already been deducted from the PV-10% value.

(6)	Future income taxes have been estimated utilizing the tax rate applicable to the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2006.
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Parallel Petroleum Announces Production and Work-in-Progress Updates
And a Change in Its Method of Recognizing PUD Reserves
Related to Its Horizontal Gas Projects as of March 31, 2007
July 18, 2007

Additional Management Comments
Commenting on other matters, Mr. Oldham also said the Company received a notice from the Internal Revenue Service proposing an alternative minimum tax liability in the amount of approximately $2,019,000 for the 2004 and 2005 tax years. Mr. Oldham said the Company would vigorously contest the proposed adjustment and believed that it would ultimately prevail in its position. Mr. Oldham also said that the recording of any adjustment, if later determined to be required, would generally not result in a charge to earnings except for amounts which might be assessed for penalties or interest. If determined to be probable, penalties and interest would be charged to earnings which the Company believes would not have a material adverse effect on financial position or results of operations for any fiscal year, but could have a material adverse effect on results of operations for the fiscal quarter in which the Company might incur or be required to establish a reserve account for penalties or interest.
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in our internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
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